News Release	Exhibit 99.1 For immediate release

Zix Corporation Appoints Rick Spurr as CEO

DALLAS — March 28, 2005 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), a global provider of secure e-messaging, e-prescribing, and e-transaction applications and services, today announced that acting chief executive officer Rick Spurr has been appointed CEO. Spurr accepted the role of acting CEO on Feb. 8 as a result of former CEO John A. Ryan relinquishing the role.

Since joining ZixCorp in Jan. 2004 as president and chief operating officer, Spurr has been instrumental in focusing the company and its resources on two core markets — secure e-messaging and e-prescribing — in an attempt to achieve cash flow breakeven and position the company for future profitable growth. Under his leadership, ZixCorp’s eSecure business has been transformed with a significant increase in orders and acceleration toward cash flow breakeven. And, for eHealth, he hired and launched a new healthcare leadership team and directed the implementation of deployment processes that have resulted in unprecedented physician adoption and utilization for e-prescribing.

“I am delighted in the vote of confidence from our board of directors,” said Spurr. “Leading the company to the forefront of two highly visible and growing markets is an exceptional opportunity. We will continue to make decisions and implement strategies to produce tangible results in the near term and to capitalize on the extraordinary long-term opportunities that lie ahead for the company.”

Spurr has more than 30 years of global IT experience in sales, marketing, consulting services, and operations in fast-growing corporate environments. Prior to ZixCorp, he served in executive positions for IBM, SEER Technologies, Securify, and Entrust.

Spurr will also retain his duties as president and chief operating officer.

About Zix Corporation
Zix Corporation (ZixCorp®) provides easy-to-use-and-deploy e-communication services that protect, manage, and deliver sensitive information to enterprises and consumers in healthcare, finance, insurance and government. ZixCorp’s eSecure services enable policy-driven email encryption, content filtering and send-to-anyone capability while its eHealth services improve patient care, reduce costs, and improve efficiency through e-prescribing and e-lab solutions. For more information, visit www.zixcorp.com.

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ZixCorp Contacts:
Public Relations: Christa Osswald (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com

www.zixcorp.com   2711 N. Haskell Ave.   Suite 2300, LB 36   Dallas, TX 75204   phone 214 370 2000   fax 214 370 2070